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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
WirelessHome Corporation:

We consent to the inclusion of our report dated May 22, 2001 with respect to the balance sheets of WirelessHome Corporation as of December 31, 2000 and 1999 and the related statements of operations, stockholders' deficit and cash flows for the years ended December 31, 2000 and 1999, period from May 5, 1998 (inception) through December 31, 1998 and period from May 5, 1998 (inception) through December 31, 2000, which report appears in the Form 8-K/A of Western Multiplex Corporation dated October 9, 2001.


                                  /s/ KPMG LLP

Orange County, California
October 9, 2001